Amendment No. 1 to Distribution and Shareholder

Services Agreement

(Service Shares of Janus Aspen Series)

among

Janus Distributors LLC

Pacific Life Insurance Company

Janus Distributors LLC (“the Distributor”) and Pacific Life Insurance Company (the “Company”), have previously entered into a Distribution and Shareholder Services Agreement dated March 30, 2007 (the “Agreement”).  The parties now desire to amend the Agreement by this amendment (the “Amendment”).

WHEREAS, Pacific Select Distributors, LLC (“PSD”) is Company’s distributor; and

WHEREAS, the parties wish to add PSD as a party to the Agreement.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.                                      PSD is hereby added as a party to the Agreement, the defined term “Company” shall be deemed to include PSD and services outlined in the Agreement will be completed by Company and/or PSD.

2.                                      The following shall be added to the end of Section 5 of the Agreement:

“The Company shall promptly review and confirm the accuracy of payments received from Distributor.   Requests for payment corrections for periods 180 days or more prior to the current month shall be at the Distributor’s discretion.

The Company acknowledges and agrees that: (i) the Distributor’s obligation to pay is limited solely to the proceeds of the 12b-1 fees received from the Trust; (ii) the provisions of any Rule 12b-1 Plan and distribution agreement between the Portfolios and the Distributor in effect on the date of this Agreement or to be adopted in the future shall control over this Agreement in the event of any inconsistency; and (iii) all payments under any Rule 12b-1 Plan are subject to limitations contained in the Rule 12b-1 Plan and distribution agreement and may be varied or discontinued at any time.”

3.                                      The following shall be added to Section 6 of the Agreement:

“(e)                            The Company understands that pursuant to Section 15 of the Securities Exchange Act of 1934 (the “1934 Act”) and Financial Industry Regulatory Authority (“FINRA”)

Rule 2040 the Distributor is generally prohibited from dealing with Securities and Exchange Commission (“SEC”) unregistered broker-dealers and FINRA non-members and assures that its dealings with the Distributor are in compliance with these regulations based on the following circumstances:

☒                                  A.  PSD is registered with the SEC as a broker-dealer pursuant to the 1934 Act, is a member in good standing of FINRA, and is qualified to conduct business under the laws of any applicable state in which the Service Shares may be sold.

☐                                    B.  The Company is not a broker or dealer, is not required to be registered with the SEC as a broker-dealer under the 1934 Act, is not required to be a FINRA member, and is not required to be registered as a broker-dealer under any state securities laws in order to enter into and perform the services, and receive the fees, set forth in this Agreement.  The Company operates in compliance with the SEC and FINRA rules based upon an exclusion or exemption from registration in the form of the appropriate law, rule, regulation, interpretive release, interpretive letter, or “no-action” letter issued by the SEC as applicable to the specific fact situation.

The Company shall notify the Distributor immediately upon a change in the PSD’s registration status.”

4.                                      Section 7 of the Agreement shall be deleted in its entirety and replaced with the following:

“7.                                Termination.

(a)                                 This Agreement may be terminated with respect to any Portfolio by the Distributor or the Company, without penalty, upon sixty (60) days’ prior written notice to the other party.

(b)                                 In addition, any party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that any compensation or fees to be paid under this Agreement is in violation of or inconsistent with any federal or state law.”

5.                                      The following shall be added to the end of Section 8(b):

“In the event of an assignment to a third party in connection with the sale or disposition of one or more lines of the Company’s business, a change of control or acquisition of the Company (excluding an assignment, change of control or acquisition as a result of an internal reorganization), the Distributor retains the right to renegotiate the terms of this Agreement with the successor entity.”

6.                                      Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

7.                                      All other terms and provisions of the Agreement not amended shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of July 15, 2016.

JANUS DISTRIBUTORS LLC		PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Russell P. Shipman	By:	/s/ Anthony J. Dufault

Name: Russell P. Shipman		Name: Anthony J. Dufault

Title: Senior Vice President		Title: Assistant Vice President

		Attest:	/s/ Brandon J. Cage

Name: Brandon J. Cage

Title: Assistant Secretary

PACIFIC SELECT DISTRIBUTORS, LLC

By:	/s/ Adrian S. Griggs

Name: Adrian S. Griggs

Title: Chief Executive Officer

Attest:	/s/ Lori K. Lasinski

Name: Lori K. Lasinski

Title: Assistant Secretary